Exhibit 99.1

Calavo Growers, Inc. Announces $25 Million Stock Repurchase Program

Strong Balance Sheet and Robust Liquidity Position Company for Buybacks to Enhance

Shareholder Value

SANTA PAULA, Calif., March 18, 2025 (GLOBE NEWSWIRE) – Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the avocado industry and provider of value-added fresh food (the “Company” or “Calavo”), today announced that its Board of Directors has authorized a share repurchase program of up to $25 million of the Company's outstanding common stock.

“This repurchase program underscores our confidence in our long-term strategy, financial position, and ability to drive shareholder value,” said Lee Cole, President and CEO of Calavo. “Together with our strong balance sheet, expected cash flow generation, and robust liquidity position, this repurchase program demonstrates our commitment to our shareholders while maintaining our flexibility to invest in strategic growth initiatives and operational improvements.”

The Company is authorized to repurchase up to $25 million of its common stock. Repurchases may be conducted through open-market transactions at prevailing market prices, privately negotiated transactions, or Rule 10b5-1 trading plans as permitted under federal securities laws and regulations. The repurchase program remains in effect until March 18, 2027, unless extended or terminated earlier by the Board of Directors. The timing, volume, and pricing of repurchases will be determined by the Company’s management with oversight from the Board and will depend upon market conditions, the Company’s financial position, regulatory requirements and other strategic considerations.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas, and guacamole. Founded in 1924, Calavo operates a vertically integrated business model, serving retail grocery, foodservice, club stores, and food distributors worldwide. Headquartered in Santa Paula, California, Calavo maintains operations throughout the U.S. and Mexico. Learn more at www.calavo.com.

Forward-Looking Statements

This press release contains forward-looking statements, including expectations regarding stock repurchases, financial performance, and future business strategies. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Please refer to Calavo’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission for a discussion of these risks.

Investor Contact

Julie Kegley, Senior Vice President

Financial Profiles, Inc.

calavo@finprofiles.com

310-622-8246